SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



 Date of Report (date of earliest event reported): July 26, 2001 (July 26, 2001)

                      Furniture Brands International, Inc.
                      ------------------------------------
               (Exact name of Registrant as specified in charter)


          Delaware                  I-91               43-0337683
          --------                  ----               ----------
 (State of Incorporation)        (Commission           (IRS Employer
                                 File Number)     Identification Number)




                101 South Hanley Road, St. Louis, Missouri 63105
                ------------------------------------------------
                    (Address of principal executive offices)




                                 (314) 863-1100
                         -------------------------------
                         (Registrant's telephone number)

Item  5. Other Matters

         On July 26, 2001, the Company announced operating results for the second quarter and first half of 2001.

         Net sales for the second quarter were $459.6 million, off 13.8% from a record second quarter in 2000. For the first half, net sales were $965.8 million versus $1,097.0 million for the same period a year ago, a decrease of 12.0%.

         Net earnings for the second quarter were $1.6 million or $0.03 per diluted common share. Asset impairment and other restructuring charges related to the realignment of selected domestic manufacturing operations and which were recorded during the quarter totaled $12.3 million (net of an income tax benefit of $6.6 million) or $0.24 per common share. Excluding these restructuring charges, the Company's net earnings would have been $13.9 million or $0.27 per common share. Net earnings for the first half were $21.3 million or $0.42 per common share. Excluding all restructuring charges, net earnings for the first half would have been $34.3 million or $0.67 per common share.

         Excluding noncash charges for depreciation and amortization related to a 1992 asset revaluation (most of which will no longer be required beginning next year due to a recent change in accounting rules) and the restructuring charges, the Company would have reported diluted net earnings per common share of $0.32 for the second quarter and $0.77 for the first half.

         The Company also announced that its current projection for earnings per share in the third quarter is 25 to 27 cents and for full year 2001 is in the $1.35 to $1.45 range.

Item  7. Financial Statements and Exhibits

         (c)      Exhibits

                  99       Press Release, dated July 26, 2001

                                    SIGNATURE
                                    ---------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                      Furniture Brands International, Inc.

                               By:    /s/  Steve W. Alstadt
                                      Steven W. Alstadt
                                      Controller and Chief Accounting Officer





Dated:   July 26, 2001